UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2015

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) (e) On December 16, 2015, Milton A. Alpern notified Benefitfocus, Inc. (the “Company”) that he is resigning as Chief Financial Officer of the Company effective March 31, 2016 (the “Retirement Date”), and remaining with the Company thereafter as a consultant until April 1, 2017. His resignation is not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but rather is due to Mr. Alpern’s desire to retire.

On December 21, 2015, the Company and Mr. Alpern entered into a Separation, Release and Consulting Agreement (the “Agreement”). The Agreement provides that Mr. Alpern will continue to receive his regular base salary through the Retirement Date and remain eligible for his annual management bonus for 2015 as well as any 2016 bonus earned, on a prorated basis, through the Retirement Date. From April 1, 2016 through April 1, 2017 (the “Consulting Period”), Mr. Alpern agrees to provide consulting services to the Company at the request of the Company’s Chief Executive Officer or President. During the Consulting Period, Mr. Alpern will be paid his regular base salary and, if he elects to continue health and vision insurance benefits under COBRA, the Company will continue to pay the employer-paid portion of his COBRA premiums during that time. In addition, Mr. Alpern’s unvested equity grants will continue to vest in accordance with their terms during the Consulting Period. If Mr. Alpern breaches the Agreement, the Company may immediately terminate the consulting arrangement provided for in the Agreement and, among other things, cease all compensation and benefits available to Mr. Alpern during the Consulting Period.

The description of the Agreement provided above is qualified in its entirety by reference to the full and complete terms of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

A copy of the press release regarding the above is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 22, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: December 22, 2015	/s/ Milton A. Alpern
Milton A. Alpern, Chief Financial Officer